Exhibit 1.A.(8)(i)

                ADMINISTRATIVE AND SHAREHOLDER SERVICE AGREEMENT

This Agreement is made as of the 10th day of October, 2000, by and between DIRECTED SERVICES, INC., ("Adviser") and SOUTHLAND LIFE INSURANCE COMPANY, ("Insurer") collectively "the Parties."

WHEREAS, Adviser serves as the investment adviser of the GCG Trust ("Trust") which currently consists of 25 separate series (each a "Portfolio"); and

WHEREAS, the Insurer, the Adviser, and the GCG Trust have entered into a Participation Agreement dated Oct. 10, 2000, as may be amended from time to time (the "Participation Agreement"), pursuant to which the Insurer, on behalf of certain of its separate accounts (the "Separate Accounts"), purchases Shares ("Shares") of certain Portfolios of the Trust ("Portfolios") which serve as investment options under certain variable life insurance contracts ("Variable Contracts") offered by the Insurer, which Portfolios may be one of several investment options available under the Variable Contracts; and

WHEREAS, the Adviser and the Trust recognize that they will derive substantial savings in administrative expenses by virtue of having a sole shareholder rather than multiple shareholders in connection with each Separate Account's investments in the Portfolios, and that in the course of soliciting applications for Variable Contracts issued by the Insurer and in servicing owners of such Variable Contracts, the Insurer will provide information about the Trust and its Portfolios from time to time, answer questions concerning the Trust and its Portfolios, including questions respecting Variable Contract owners' interests in one or more Portfolios, and provide services respecting investments in the Portfolios; and

WHEREAS, the Adviser and the Trust wish to compensate the Insurer for the efforts of the Insurer in providing written and oral information and services regarding the Trust to Variable Contract owners; and

WHEREAS, the following represents the collective intention and understanding of the service fee agreement between the Adviser, the Trust and the Insurer.

NOW, THEREFORE, in consideration of the mutual benefits and promises contained herein, the Parties hereto agree as follows:

I.   Services Provided:
     -----------------

     Insurer agrees to provide services including, but not limited to:

     a) providing necessary personnel and facilities to establish and maintain Contract owner accounts and records;

     b) recording and crediting debits and credits to the accounts of Contract owners;

     c)    paying the proceeds of redemptions to Contract owners;

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     d)    delivering and responding to inquiries respecting Trust prospectuses, reports, notices, proxies and proxy statements and other information respecting the Portfolios (as specified in the Participation Agreement);

     e) facilitating the tabulation of Contract owners' votes in the event of a meeting of Trust shareholders (as specified in the Participation Agreement);

     f) providing and administering Contract features for the benefit of Contract owners participating in the Trust, including fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals;

     g) responding to inquiries from Contract owners using one or more of the Portfolios as an investment vehicle regarding the services performed by Insurer as they relate to the Trust or its Portfolios;

     h) providing information to Adviser, the Trust, or the Trust's transfer agent and to Contract owners with respect to shares attributable to Contract owner accounts;

     i) facilitating the printing and mailing of shareholder communications from the Trust as may be required pursuant to the Participation Agreement;

     j) responding to inquiries from Contract owners concerning the Trust and its operations;

     k) providing such similar services as Adviser or Trust may reasonably request to the extent permitted or required under applicable statutes, rules and regulations.

II.  Payment of Expenses:
     -------------------

     a) In consideration of the services listed in Section I, the Adviser shall pay to Insurer a quarterly fee equal to a percentage of the average daily net assets of each Portfolio attributable to the Variable Contracts, at the annual rate of 0.25% of such assets.

     b) For purposes of calculating the amount of the expense reimbursement, described in (a) above, the "average daily net assets" of all Portfolios for any calendar month shall be equal to the quotient produced by dividing (i) the sum of the net assets of such Portfolios determined in accordance with procedures established from time to time by or under the direction of the Trusts' Board of Trustees for each business day of such quarter, by (ii) the number of such business days; and

     c) The Adviser or Trust will calculate the payment contemplated by this Section at the end of each calendar quarter and will make such payment to Insurer within thirty (30) days thereafter. Each payment will be accompanied by a statement showing the calculation of the quarterly amounts payable by the Adviser or Trust and such other supporting data as may be reasonably requested by Insurer.

     d) From time to time, the Parties hereto shall review the quarterly fee to determine whether it reasonably approximates the incurred and anticipated costs, over time, of Insurer in connection with its duties hereunder. The Parties agree to negotiate in good faith any change to the quarterly fee proposed by a Party in good faith.

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     e)    This Agreement shall not modify any of the provisions of the
           Participation Agreement, but shall supplement those provisions.

III. Term of Agreement:
     -----------------

     This Agreement shall continue in effect for so long as the Adviser is the adviser to the Trust and Insurer or its successor(s) in interest, or any affiliate thereof, continues to hold shares of the Trust or its portfolios, and continues to perform services in a similar capacity for the Company and Trust.

IV.  Indemnification:
     ---------------

     a) Insurer agrees to indemnify and hold harmless the Adviser and its officers and directors, from any and all loss, liability and expense resulting from the negligence or willful wrongful act of Southland Life under this Agreement, or by reason of the reckless disregard of its obligations and duties under this Agreement.

     b) Adviser agrees to indemnify and hold harmless Insurer and its officers and directors from any and all loss, liability and expense resulting from the negligence or willful wrongful act of Adviser under this Agreement, or by reason of the reckless disregard of its obligations and duties under this Agreement.

     c) No party will be entitled to indemnification under Sections V(a) or V(b) to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or negligence in the performance of such party's duties under this Agreement.

V.   Amendment
     ---------

     This Agreement may be amended only upon mutual agreement of the Parties hereto in writing.

VI.  Notices:
     -------

     Notices and communications required or permitted hereby will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:

                  Directed Services, Inc.
                  1475 Dunwoody Drive
                  West Chester, PA 19380-1479
                  Attention: Myles Tashman
                  Fax: (610) 425-3520

                  Southland Life Insurance Company
                  1290 Broadway
                  Denver, Colorado 80203-5699
                  Attention: Variable Attorney
                  Fax: (303) 860-2134

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VII.  Applicable Law:
      ---------------

      Except insofar as the Investment Company Act of 1940 or other federal laws and regulations may be controlling, this Agreement will be construed and the provisions hereof interpreted under and in accordance with Colorado law, without regard for that state's principles of conflict of laws.

VIII. Execution in Counterparts:
      -------------------------

      This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.

IX.   Severability:
      ------------

      If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

X.    Rights Cumulative:
      -----------------

      The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.















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XI.  Headings
     --------

     The headings used in this Agreement are for purposes of reference only and shall not limit or define, the meaning of the provisions of this Agreement.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.

DIRECTED SERVICES, INC.                         SOUTHLAND LIFE INSURANCE COMPANY



By:   /s/ David L. Jacobson                    By:  /s/ James L. Livingston, Jr.
    ---------------------------------              ----------------------------
Name:  David L. Jacobson                       Name:  James L. Livingston, Jr.
      -------------------------------                -------------------------
Title:  Senior Vice President                  Title:  Executive Vice President
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